Exhibit 10.1

CALL OPTION AGREEMENT

This CALL OPTION AGREEMENT (the “Agreement”) dated as of April 3, 2015, is made by and between Stichting Preferred Shares Mylan, a foundation (stichting) incorporated under the laws of the Netherlands (the “Foundation”) and Mylan N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company”).

WHEREAS, unless defined above, capitalized terms used in the recitals of this Agreement shall have the meanings attributed to them in Section 1.

WHEREAS, pursuant to authorization by the General Meeting and the authorization of the Board, (i) in accordance with Section 2:96 paragraph 5 of the Dutch Civil Code, the Foundation has been granted the Call Option, (ii) any pre-emptive rights which may exist in relation to the grant of the Call Option have been excluded, and (iii) the entering into of this Agreement setting forth the terms applicable to the Call Option has been approved by the Board.

WHEREAS, the purpose of the Foundation is set forth in its Articles and includes, among other purposes and without limitation, the attending to, promoting and safeguarding of the interests of the Company (and certain successors), including without limitation the interests of (i) the businesses maintained by the Company and its Subsidiaries and (ii) all stakeholders of the Company from time to time, such that any influences that might adversely affect or threaten the strategy, the mission to provide the world population access to the broadest range of affordable, high quality medicine, the independence, the continuity and/or the identity of the Company and its businesses in a manner that is contrary to such interests are resisted to the maximum of the Foundation’s ability.

NOW THEREFORE, the parties hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings (with terms defined in the singular having a corresponding meaning when used in the plural and vice versa):

(a)	The term “Articles” shall mean the articles of association of the Foundation, as they may read from time to time.

(b)	The term “Board” shall mean the board of directors of the Company.

(c)	The term “Call Option” shall mean the continuous and, on a revolving basis, repeatedly exercisable right of the Foundation to subscribe for Preferred Shares, each time up to the Maximum (from time to time).

(d)	The term “Exercise Notice” shall mean the written notice, substantially in accordance with the template attached to this Agreement as annex A, pursuant to which the Foundation may exercise the Call Option.

(e)	The term “General Meeting” shall mean the general meeting of shareholders of the Company.

(f)	The term “Maximum” shall mean such maximum number of Preferred Shares that, as the result of a subscription for Preferred Shares by the Foundation pursuant to an exercise of the Call Option, the aggregate number of Preferred Shares held by the Foundation (including, if applicable, the number of Preferred Shares already held by the Foundation when exercising the Call Option on that occasion) would, immediately following such subscription, be equal to 100% (one hundred per cent) of the aggregate number of ordinary shares and any other classes of shares comprised in the issued share capital of the Company at such time to the extent such shares are not held by the Foundation, provided that the maximum number of Preferred Shares held by the Foundation as a result of such subscription shall in no event be more than the maximum number of Preferred Shares that may be issued to the Foundation under the authorized share capital of the Company from time to time.

(g)	The term “Preferred Shares” shall mean preferred shares in the capital of the Company.

(h)	The term “Shareholder Rights” shall mean, with respect to Preferred Shares held by the Foundation from time to time, the voting rights and the rights attributed by law to holders of depositary receipts issued with a company’s cooperation (including without limitation meeting rights in the General Meeting).

(i)	The term “Subsidiaries” shall mean the subsidiaries of the Company from time to time.

2. Revolving Call Option. The Foundation is entitled to exercise the Call Option in one or more tranches. In addition, the Call Option is continuous in nature and the Foundation is entitled to exercise the Call Option repeatedly, on a revolving basis, each time up to the Maximum (from time to time). For the avoidance of doubt, the exercise of the Call Option on a specific occasion shall not impede or limit the exercise of the Call Option on another occasion, irrespective of whether any Preferred Shares acquired by the Foundation pursuant to such previous exercise of the Call Option are still, or are no longer, held by the Foundation at the time of a subsequent exercise of the Call Option (provided that the number of Preferred Shares that may be subscribed for by the Foundation pursuant to an exercise of the Call Option, together with any number of Preferred Shares already subscribed for and held by the Foundation when exercising the Call Option on that occasion, does not exceed the Maximum at the relevant moment). In the event of a variation of the composition of the Company’s issued share capital, including without limitation as a result of a share split, a reverse share split, or a redenomination of the nominal value of any shares, the Call Option shall be automatically adjusted accordingly such that the Call Option always may be exercised for a number of Preferred Shares up to the Maximum from time to time (and in particular taking into account any such variation of the composition of the Company’s issued share capital).

3. Exercise of the Call Option. The Foundation may exercise the Call Option in its sole discretion, provided that such exercise must be consistent with and solely to further its objectives and purpose as set out in the Articles. The Foundation may exercise the Call Option by a means of an Exercise Notice. The Exercise Notice shall state the number of Preferred Shares for which the Foundation exercises the Call Option and subscribes for on that occasion (such number, together with any number of Preferred Shares already subscribed for and held by the Foundation when exercising the Call Option on that occasion, not to exceed the Maximum at the relevant moment). Upon an exercise of the Call Option in accordance with this Section 3 and receipt of the Exercise Notice by the Company, the relevant number of Preferred Shares is considered to have been issued to the Foundation immediately. In this respect, subject to receipt by the Company of the relevant Exercise Notice in accordance with the terms of this Agreement, such Exercise Notice shall constitute the subscription for the relevant number of Preferred Shares by the Foundation and the issuance of those Preferred Shares by the Company, represented for this purpose by the Foundation under the power of attorney referred to in Section 10.

4. Subscription Price. The Foundation shall subscribe for the Preferred Shares at par. Upon subscribing for Preferred Shares in accordance with Section 3, the Foundation shall ensure that at least one/fourth of the aggregate nominal amount of those Preferred Shares is paid up. Three/fourths of the aggregate nominal amount of the relevant number of Preferred Shares subscribed for by the Foundation shall only be due and required to be paid up if and after the Company has called for it, without prejudice to the provisions of Section 2:84 of the Dutch Civil Code. The Company shall not make such a call without having given the Foundation a reasonable period of at least one month to obtain sufficient financing in order to satisfy such call. The Foundation shall use its best efforts to have sufficient cash and/or readily available financing available to it at all times to satisfy its payment obligation in respect of the relevant Preferred Shares subscribed for by it, if and when and to the extent due, in the form of (a) external financing made available to the Foundation by a reputable bank or other credit institution selected by the Foundation in consultation with the Company, (b) one or more gifts and/or loans granted by the Company and/or one or more Subsidiaries to the Foundation (solely at the Company’s option and subject to applicable law and statutory restrictions), and/or (c) any other appropriate means, provided, that, if the Foundation does not have such adequate cash and/or readily available financing at such time as the Foundation becomes obligated to pay up the Preferred Shares (or part thereof), the Company may (at the Foundation’s request, solely at the Company’s option and subject to applicable law and statutory restrictions) charge all or part of such payment obligation against its profits and/or reserves.

5. Miscellaneous Costs. The Company will pay, or reimburse the Foundation for, all of the Foundation’s reasonable costs and expenses, including, but not limited to, its registration costs, premiums for its directors’ and officers’ insurance and other costs associated with the Foundation’s corporate existence. For the avoidance of doubt, the Company shall not be required to reimburse the Foundation for any payment obligation satisfied or to be satisfied by the Foundation in respect of any Preferred Shares subscribed for by the Foundation as described in Section 4 (without prejudice to the Foundation’s right to request one or more gifts and/or loans from the Company and/or one or more Subsidiaries for payment of all or part of such payment obligation and/or to request the Company to charge all or part of such payment obligation against the Company’s profits and/or reserves, as described in the last sentence of Section 4). In order to preserve and protect the Foundation’s independence, the Company may make an annual lump sum payment to the Foundation after the Company has received a copy of the Foundation’s balance sheet pertaining to the previous financial year. In relation to the period between the Foundation’s incorporation and the adoption of the Foundation’s first balance sheet, the Company may make a lump sum payment to the Foundation after execution of this Agreement. The amount of any such lump sum payment shall be determined by the Company at its absolute discretion, so as to provide the Foundation with sufficient funds to cover its costs and expenses described above for the upcoming financial year(s) (such period to be determined by the Company at its absolute discretion) and, at the request of the Foundation, the costs and expenses which are reasonably expected to be incurred by the Foundation if it exercises the Call Option. If the Foundation reasonably expects that its financial means will be insufficient to meet its obligations as they will mature in the upcoming year, the Foundation shall promptly inform the Company accordingly, providing the details and basis of such expectation and requesting the Company to make an additional lump sum payment to the Foundation in order to cover the expected shortfall. The Company shall then promptly make the requested payment, unless the Company can demonstrate that the Foundation’s expectation is unfounded. The Company shall be entitled to demand repayment by the Foundation of any payment made by the Company pursuant to this Section 5, or any part thereof, (a) with the Foundation’s consent, (b) upon termination of this Agreement in accordance with Section 11, or (c) when the Company’s shares (or other securities issued by or with the cooperation of the Company) are no longer publicly listed on any stock exchange. Any amount to be repaid pursuant to the previous sentence shall never exceed the financial funds of the Foundation at the time the repayment obligation arises, less the aggregate amount of the Foundation’s obligations at that time (apart from the repayment obligation). If the Foundation at any time considers that its financial funds exceed the amount of financial funds reasonably required by the Foundation in order to remain solvent and to fulfill the Foundation’s objectives, the Foundation shall promptly inform the Company thereof and shall repay the excess to the Company.

6. Assignment and Encumbrance. The Foundation cannot and has no authority to transfer, assign or encumber any of its rights or obligations arising from or relating to this Agreement, except that the Foundation may pledge (i) any of the issued and outstanding Preferred Shares held by the Foundation, provided that the Foundation shall not allow, authorize or cooperate with any Shareholder Rights vesting in, transferring to or being exercised or limited by the pledgee, and (ii) any claims for distributions payable under the Company’s articles of association as described in Sections 8 and 9, in each case such pledge may only be made by the Foundation in connection with a financing as described in Section 4. The Foundation shall give prior notice to the Company before pledging any Preferred Shares as referred to in this Section 6.

7. Voting Rights. The Foundation shall exercise (or choose not to exercise) the voting rights in respect of the Preferred Shares independently and solely in accordance with its stated purpose, objectives, and the other provisions in its Articles, provided that the Foundation shall only exercise such number of voting rights attached to the Preferred Shares held by it up to a total amount equal to the total number of voting rights that may be exercised by other holders of ordinary shares or any other classes of shares in the capital of the Company outstanding at such time (irrespective of whether or not such voting rights are in fact exercised).

8. Dividend Rights. The Preferred Shares shall carry the entitlement to dividends and other distributions in accordance with the provisions of the articles of association of the Company. The Redemption Amount (Vergoedingsbedrag) (as defined in the Company’s articles of association) for each Preferred Share that forms part of the Company’s issued share capital from time to time shall be equal to the aggregate amount paid up on all Preferred Shares that form part of the Company’s issued share capital from time to time, divided by the total number of those Preferred Shares. The premium to be determined by the Board, as referred to in the definition of Dividend Amount (Dividendbedrag) in the Company’s articles of association, is set at 500 basis points.

9. Cancellation of Preferred Shares. (a) The Foundation shall have the right to demand from the Company, subject to Section 9(c), the cancellation of Preferred Shares held by the Foundation with repayment of an amount described in Section 9(b), upon the earliest of (i) the Foundation becoming obligated and unable to repay any funds made available to or used by it to finance the payment of such Preferred Shares and (ii) the moment when the Foundation is reasonably convinced that all influences that might adversely affect or threaten the strategy, the mission to provide the world population access to the broadest range of affordable, high quality medicine, the independence, the continuity and/or the identity of the Company and its businesses in a manner that is contrary to the interests referred to in the purpose clause of the Articles have been sufficiently resisted, avoided and/or mitigated.

(b) The amount to be repaid upon cancellation of any Preferred Shares (including, without limitation, cancellation on request of the Foundation, in accordance with Section 9(a)) shall be determined in accordance with the articles of association of the Company.

(c) If the Foundation exercises its right to demand cancellation of any Preferred Shares pursuant to Section 9(a), the Company shall use its reasonable best efforts to effect such cancellation, including, without limitation, (i) adding to the agenda of an upcoming General Meeting the proposal for a resolution to cancel the relevant Preferred Shares (provided that the Board shall not be required to convene an extraordinary General Meeting for this purpose or modify an agenda previously made public), (ii) if such resolution is adopted by the General Meeting, filing and publishing such resolution in accordance with Section 2:100 of the Dutch Civil Code, and (iii) if applicable, furnishing reasonable security or other comfort to creditors of the Company who require so in connection with the right of objection pursuant to Section 2:100 of the Dutch Civil Code.

10. Further action and Power of Attorney. The Company shall use its best efforts to ensure that its authorized share capital as included in its articles of association shall at all times allow for an issuance of such number of Preferred Shares as equals the total number of shares that form the Company’s issued share capital at any given time, minus the number of Preferred Shares already held by the Foundation at that time (if any). If, at any time after the execution of this Agreement, any further action is necessary or desirable in order to implement this Agreement, each party shall take all such actions as may reasonably be requested from it by the other party. The Company hereby grants an irrevocable power of attorney to the Foundation to issue Preferred Shares on the Company’s behalf to the Foundation pursuant to an exercise of the Call Option in accordance with the terms of this Agreement. This power of attorney also extends to the performance of acts of disposition (beschikkingshandelingen). The Foundation may act as counterparty of the Company when acting under this power of attorney.

11. Term and Termination. This Agreement has been entered into for an indefinite period of time. Notwithstanding the foregoing, the Company is entitled to terminate this Agreement with immediate effect by written notice to the Foundation if on the date of termination (i) no Preferred Shares are held by the Foundation, (ii) the Company’s shares (or other securities issued by or with the cooperation of the Company) are no longer publicly listed on any stock exchange, or (iii) the Company has entered into bankruptcy or other insolvency proceedings. If Preferred Shares are held by the Foundation, the Company may give written notice to the Foundation of termination, provided that such notice of termination of this Agreement will (i) cancel the Call Option and (ii) have the effect of terminating this Agreement, except for Sections 1, 4 through 9 and 13 through 19, which will survive such termination and continue to apply to any Preference Shares issued and held by the Foundation until those Preference Shares are no longer outstanding or held by the Foundation.

12. Amendment. This Agreement may only be amended by mutual agreement in writing.

13. Notices. All notices and other communications in connection with this Agreement must be in writing in English and may be made by email, letter or fax and must be received by the other Party at its email address, address or fax number stated hereunder:

For the Foundation:

Stichting Preferred Shares Mylan

c/o Board of Directors

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

E-mail: pbouw@planet.nl / steven@spinathwakkie.com

Fax: +31 (20) 52 14 888

For the Company:

Mylan N.V.

c/o Corporate Secretary’s Office

Albany Gate, Darkes Lane

Potters Bar, Herts EN6 1AG

United Kingdom

E-mail: joseph.haggerty@mylan.com / bradley.wideman@mylan.com

Fax: +1 (724) 485 6358 / +1 (724) 514 1871

with a copy to:

Cravath, Swaine & Moore LLP

c/o Mark I. Greene / Thomas E. Dunn

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019-7475

U.S.A.

E-mail: mgreene@cravath.com / tdunn@cravath.com

Fax: +1 (212) 474 3700

NautaDutilh N.V.

c/o Christiaan J.C. de Brauw

Strawinskylaan 1999

1077 XV Amsterdam

The Netherlands

E-mail: christiaan.debrauw@nautadutilh.com

Fax: +31 (20) 71 71 111

14. Governing law. This Agreement is governed by the laws of the Netherlands.

15. Jurisdiction. The competent court in Amsterdam, the Netherlands shall have exclusive jurisdiction to settle any dispute in connection with this Agreement without prejudice to the right of appeal and that of appeal to the Supreme Court.

16. No Rescission or Nullification. To the extent permitted by law and except as otherwise expressly provided in this Agreement, the parties hereby waive their rights to rescind or nullify this Agreement, in part or in whole, or to demand the rescission, nullification or (without prejudice to Section 12) amendment, in part or in whole, of this Agreement, on any grounds whatsoever.

17. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

18. Severability. If one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions or the rights of any parties hereto.

19. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

STICHTING PREFERRED SHARES MYLAN

/s/ Pieter Bouw
Name: Pieter Bouw
Title: Chairman

/s/ Steven Perrick
Name: Steven Perrick
Title: Vice Chairman

MYLAN N.V.

/s/ Robert J. Coury
Name: Robert J. Coury
Title: Executive Chairman

Annex A - Exercise Notice

To:	Mylan N.V.
c/o Board of Directors
[address]

With a copy to: [details of advisor(s)]

From:	Stichting Preferred Shares Mylan
[address]

With a copy to: [details of advisor(s)]

[Date], [place].

Dear Sirs,

Reference is made to the call option agreement entered into between Mylan N.V. and Stichting Preferred Shares Mylan on April 3, 2015 (the “Agreement”). Capitalised words and expressions used below have the meanings ascribed to them in the Agreement.

This is an Exercise Notice relating to the Call Option.

The Call Option is hereby exercised with respect to [number] Preferred Shares (which number, together with any Preferred Shares currently held by the Foundation, if any, does not exceed the current Maximum).

In accordance with Section 3 of the Agreement, subject to the Company’s receipt of this Exercise Notice, this Exercise Notice constitutes the subscription by the Foundation for the Preferred Shares referred to in the previous sentence and the issuance of those Preferred Shares by the Company (represented for this purpose by the Foundation).

Yours sincerely,

Stichting Preferred Shares Mylan

By: [name]